EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Second Quarter 2013 Financial Results

PLANO, Texas – July 25, 2013 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its second quarter ended June 30, 2013.

Revenues for the second quarter of 2013 were $3.8 million, an increase of 10% when compared to revenues from the second quarter of 2012 of $3.5 million. On a sequential basis, revenues increased 16% compared to revenues from the first quarter of 2013 of $3.3 million. Revenues in the quarter were primarily derived from telecommunications and enterprise product revenues, which increased slightly to $2.8 million in the second quarter of 2013 compared to $2.7 million for the second quarter of 2012. Services revenues increased 42% to $1.0 million for the second quarter of 2013 compared to $708,000 for the second quarter of 2012. Gross margin was 37% for the second quarter of 2013 compared to 45% for the second quarter of 2012. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin products and services and an increase of $69,000 in excess and obsolete inventory charges, partially offset by increased utilization of our manufacturing facility. The Company reported a net loss of $895,000, or ($0.13) per share in the second quarter of 2013 compared to a net loss of $1.1 million, or ($0.16) per share in the second quarter of 2012.

“We are pleased with the achievement of double digit revenue growth, both sequentially and year over year for our second quarter of 2013,” said Gregory B. Kalush, CEO and President of Interphase. “The primary driver of this revenue growth is coming from our services offerings, specifically our electronics manufacturing services which increased 268% year over year and 47% sequentially. We expect this revenue growth trend to continue for our services business. Additionally, our telecommunications and enterprise products are contributing to revenue growth with a slight year over year increase and a strong 9% sequential increase. We have made solid progress with penveu®, and in June we demonstrated penveu at ISTE, the world’s leading education technology conference. The response from attendees at this show was very positive, as are the initial results from our external beta testing of penveu which began recently. We are very excited about the prospects that this product will have in the marketplace.”

For the first six months of 2013, revenues decreased to $7.1 million, compared to $7.5 million for the first six months of 2012. Gross margin decreased to 38% for the six months ended June 30, 2013, compared to 46% for the same period in 2012. The Company reported a net loss of $2.3 million, or ($0.33) per share for the first six months of 2013 compared to a net loss for the first six months of 2012 of $2.1 million, or ($0.30) per share. On June 30, 2013, the Company’s working capital position was $9.7 million, including cash and marketable securities of $7.3 million.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company provides its customers solutions for connectivity, interworking and packet processing.  Clients of the Company’s communications networking products include Alcatel-Lucent, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung.

The Company also offers engineering design and manufacturing services to customers from a wide variety of industries within the electronics market.

Interphase recently expanded its business to include penveu®, a handheld device that adds interactivity to the installed base of projectors and large screen displays, making any flat surface, from pull down screens to HDTVs, an interactive display system. penveu is an affordable and portable solution that targets the education and enterprise markets.

The Company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$3,818	$3,470	$7,098	$7,484
Gross margin	1,395	1,577	2,665	3,426
Research and development	857	854	1,687	1,786
Sales and marketing	732	1,128	1,408	2,042
General and administrative	691	731	1,579	1,671
Restructuring benefit	-	-	(67)	-
Total operating expenses	2,280	2,713	4,607	5,499
Loss from operations	(885)	(1,136)	(1,942)	(2,073)
Loss before income tax	(887)	(1,127)	(2,285)	(2,060)
Net loss	(895)	(1,122)	(2,305)	(2,051)
Net loss per diluted share	$(0.13)	$(0.16)	$(0.33)	$(0.30)
Weighted average common and dilutive shares	7,000	6,982	7,003	6,948

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	June 30, 2013	Dec. 31, 2012
Cash and marketable securities	$7,311	$8,803
Accounts receivable, net	3,179	2,781
Inventories	2,429	2,219
Net property, plant and equipment	287	334
Total assets	14,659	15,178
Total liabilities	7,536	6,125
Total shareholders' equity	$7,123	$9,053

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